May 9, 1997


The Lamaur Corporation
One Lovell Avenue
Mill Valley, CA 94941


Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 9, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,906,275 shares of your Common Stock (the "Shares"), 1,450,500 of which are to be issued pursuant to the 1997 Stock Plan, 400,000 of which are to be issued pursuant to the 1997 Employee Stock Purchase Plan and 55,775 of which are to be issued pursuant to the Nonstatutory Stock Option Plan (together, the "Plans"). As your legal counsel, we have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Plans.

         It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/Wilson Sonsini Goodrich & Rosati
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